EXHIBIT 10.3


                           PURCHASE AND SALE AGREEMENT


                                 BY AND BETWEEN:


                     EAST BROADWAY 5151 LIMITED PARTNERSHIP
                    METROPOLITAN OPERATING PARTNERSHIP, L.P.,
                       5750 ASSOCIATES LIMITED PARTNERSHIP
                         MAITLAND ASSOCIATES, LTD., and
                  MAITLAND WEST ASSOCIATES LIMITED PARTNERSHIP

                                 (the "SELLER")


                                       and


                       PRAEDIUM PERFORMANCE FUND IV, L.P.

                                (the "PURCHASER")


                           Dated: as of July 22, 1999

                                TABLE OF CONTENTS

SECTIONS                                                                   Page

SECTION 1: SUBJECT OF SALE...................................................2

SECTION 2: DEFINITIONS.......................................................3

SECTION 3: TRANSFER OF  PROPERTY; PURCHASE PRICE.............................9

SECTION 4: DUE DILIGENCE; "AS IS" SALE.......................................9

SECTION 5: MATTERS TO WHICH THE SALE IS SUBJECT.............................10

SECTION 6: OUTSTANDING INTEREST OR UNMARKETABLE TITLE.......................11

SECTION 7: ADJUSTMENTS......................................................12

SECTION 8: CASUALTY.........................................................13

SECTION 9: CONDEMNATION PENDING CLOSING.....................................14

SECTION 10: THE SELLER'S WARRANTIES AND REPRESENTATIONS.....................15

SECTION 11: THE SELLER'S INSTRUMENTS AT CLOSING.............................20

SECTION 12: PURCHASER'S REPRESENTATIONS AND WARRANTIES......................23

SECTION 13: PURCHASER'S INSTRUMENTS AT CLOSING..............................24

SECTION 14: CONTRACT PERIOD.................................................15

SECTION 15: BROKERAGE.......................................................24

SECTION 16: CONDITIONS PRECEDENT TO CLOSING.................................25

SECTION 17: CLOSING.........................................................27

SECTION 18: EXPENSES........................................................27

SECTION 19: NOTICES.........................................................28

SECTION 20: DEFAULT.........................................................29

SECTION 21: ASSIGNMENT......................................................30

SECTION 22: INDEMNITY.......................................................30

SECTION 23: COUNTERPARTS....................................................30

SECTION 24: INTENTIONALLY DELETED...........................................30

SECTION 25: MISCELLANEOUS...................................................30

SECTION 26: ESCROW AGENT....................................................32

SECTION 27: CONFIDENTIALITY/PUBLICATION.....................................33


SCHEDULES

Schedule 1:       List of Personal Property

Schedule 2:       Brokerage Agreements

Schedule 3:       Major Tenants

Schedule 4:       Permitted Encumbrances

Schedule 5:       Delinquent Rents

Schedule 6:       Service Contracts

Schedule 7:       Insurance Limits and Deductibles

Schedule 8:       Leases

Schedule 9:       Security Deposits

Schedule 10:      Rent Rolls

Schedule 11:      Tenant Improvements Not Yet Performed or Paid for

Schedule 12:      Unpaid Tenant Improvement Allowances

Schedule 13:      Litigation or other Proceedings

Schedule 14:      Title Endorsements

Schedule 15:      Leasing Proposals

Schedule 16:      Walker Contract

Schedule 17:      Pederson & Johnson Contract

EXHIBITS

Exhibit A:        Legal Description of the Land

Exhibit B:        Deed

Exhibit C:        Assignment and Assumption Agreement

Exhibit D:        FIRPTA Certificate

Exhibit E:        Arizona Contract Estoppel

Exhibit E-1       Copies of Existing Arizona Estoppels

Exhibit F:        Florida Estoppels

Exhibit F-1:      Florida Estoppel Corrections

Exhibit G:        Form of Novation Agreement

Exhibit H:        Form of Notice of Assignment

Exhibit I:        Form of Assignment of the GSA Lease


                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") made as of the 22nd day of July, 1999 by and between EAST BROADWAY 5151 LIMITED PARTNERSHIP, METROPOLITAN OPERATING PARTNERSHIP, L.P. ("METROPOLITAN"), 5750 ASSOCIATES LIMITED PARTNERSHIP, MAITLAND ASSOCIATES, LTD. and MAITLAND WEST ASSOCIATES LIMITED PARTNERSHIP, each having an address at c/o Metropolitan Partners, LLC, 225 Broadhollow Road, Melville, New York 11747 (collectively, the "SELLER" and each, individually, a "SELLER") and PRAEDIUM PERFORMANCE FUND IV, L.P., having an address at 11 Madison Avenue, 26th Floor, New York, New York 10010 (hereinafter, the "PURCHASER").

                                    RECITALS

     A. East Broadway 5151 Limited Partnership is the owner of the property known as 5151 East Broadway in Tuscon, Arizona ("5151 EAST BROADWAY"), which property is more particularly described as Parcel 1 on Exhibit A attached hereto.

     B. Metropolitan Operating Partnership, L.P. is the owner of the property known as Century Plaza in Phoenix, Arizona ("CENTURY PLAZA"), which property is more particularly described as Parcel 2 on Exhibit A attached hereto (5151 East Broadway and Century Plaza are hereinafter collectively referred to as the "ARIZONA PROPERTIES").

     C. 5750 Associates Limited Partnership is the owner of the property known as 5750 Major Blvd. in Orlando, Florida ("5750 MAJOR BLVD."), which property is more particularly described as Parcel 3 on Exhibit A attached hereto.

     D. Maitland Associates, Ltd. is the owner of the property known as Maitland Forum in Orlando, Florida ("MAITLAND FORUM") which property is more particularly described as Parcel 4 on Exhibit A attached hereto.

     E. Maitland West Associates Limited Partnership is the owner of the property known as Maitland West in Orlando, Florida ("MAITLAND WEST") which property is more particularly described as Parcel 5 on Exhibit A attached hereto (5750 Major Blvd., Maitland Forum and Maitland West are hereinafter collectively referred to as the "FLORIDA PROPERTIES"; the Arizona Properties and the Florida Properties are each hereinafter sometimes individually referred to as a "PROPERTY").

     F. Purchaser desires to purchase the Properties and Seller desires to sell the same to Purchaser pursuant to the terms hereof.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

                                 SUBJECT OF SALE

     Section 1.01. Subject to and in accordance with the terms and conditions of this Agreement, the Seller shall transfer and convey to Purchaser, all of the Seller's right, title and interest in and to the following:

     (a) (i) those certain parcels of real property situate, lying and being in the States of Arizona and Florida and being more particularly described on EXHIBIT A attached hereto (the "LAND"), and (ii) all of the improvements located on the Land (individually, a "BUILDING" and collectively, the "IMPROVEMENTS");

     (b) all rights, privileges, grants and easements appurtenant to the Seller's interest in the Land and Improvements, including, without limitation, all of the Seller's right, title and interest in and to the Land lying in the bed of any public street, road or alley, all mineral and water rights and all easements, licenses, covenants and rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and Improvements (the Land and Improvements and all such rights, privileges, easements, grants and appurtenances are sometimes referred to herein as the "REAL PROPERTY"); (c) the fixtures, machinery, equipment, and other items of personal property and fixtures owned by the Seller and located in or attached to the Real Property, including, but not limited to the items set forth on
Schedule 1 attached hereto and made a part hereof and all warranties and guarantees, to the extent in Seller's possession or control, relating to the foregoing or the Real Property or any portion thereof (the "PERSONAL PROPERTY"), and used in connection with the ownership or operation of the Real Property; (d) all leases, notices and other agreements with respect to the use and occupancy of the Real Property, together with all amendments and modifications thereto and any guaranties provided thereunder (individually, a "LEASE", collectively, the "LEASES") and rents, percentage rents, additional rents, including prepaid rents (to the extent attributable to the period following the Closing) reimbursements, profits, income, receipts (collectively "Rents") and the amounts required to be deposited (individually, a "SECURITY DEPOSIT"; collectively, the "SECURITY DEPOSITS") under any such Leases in the nature of security for the performance of any Tenant's obligations thereunder;
(e) the right to use any names by which any of the Real Property is commonly known and all goodwill, if any, related to said names; (f) all permits, licenses, approvals, and certificates relating to the Real Property and the Personal Property (collectively, the "PERMITS AND LICENSES") and all of the Seller's right, title and interest in and to (i) those contracts (including, without limitation, management contracts) and agreements for the servicing, maintenance, repair or operation of the Real Property (the "SERVICE CONTRACTS") and (ii) the brokerage agreements listed on Schedule 2 attached hereto and made a part hereof (the "BROKERAGE AGREEMENTS") relating to the Leases; (g) all books, records, promotional material, tenant data, past and current rent rolls, market studies, keys, plans and specifications (other than the general ledger account of the Seller) used in connection with the use or operation of the Real Property or Personal Property (collectively, the "BOOKS AND RECORDS") in each case to the extent in Seller's possession or control; and (h) all other rights, privileges, and appurtenances, if any related to the ownership, use or operation of the Real Property or Personal Property, including, without limitation, any real estate tax refunds relating to the Property allocable to the period following the Closing Date. The Real Property, the Personal Property, the Leases, the Security Deposits, the Permits and Licenses, the Service Contracts, the Brokerage Agreements, the Books and Records, and all other property interests relating or appurtenant to each Property being conveyed hereunder are hereinafter collectively referred to as the "PROPERTIES".

                                   DEFINITIONS

     Section 2.01. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly indicates a contrary intent:

          (i) the capitalized terms defined in this Section have the meanings assigned to them in this Section, and include the plural as well as the singular; and

          (ii) the words "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

     "ACTUAL KNOWLEDGE" shall mean the actual knowledge (after due inquiry with the Arizona Property Manager and the Florida Property Manager and after requiring (i) the Arizona Property Manager to verify any relevant information with Scott Jensen and the personnel listed on Exhibit H to the Arizona Property Management Agreement and (ii) the Florida Property Manager to verify any relevant information with the personnel listed on Exhibit A to the Florida Property Management Agreement) of F.D. Rich, III, Richard Conniff, Diane Conniff, Michael Silvershein and Metropolitan, it being agreed by the parties hereto that no knowledge shall be imputed to Seller or any of the foregoing individuals or entities on account of the receipt by Metropolitan of the records of Tower Realty Trust, Inc. subsequent to the merger, consummated on May 24, 1999, pursuant to that certain Agreement and Plan of Merger, dated as of December 8, 1998, among Metropolitan Partners LLC, Reckson Operating Partnership, L.P., Reckson Associates Realty Corp. and Tower Realty Trust, Inc.

     "AFFILIATE" as to any Person, shall mean any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 50% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "ANTICIPATED MATERIAL LOSS" shall have the meaning set forth in the definition of Material Loss.

     "ANTICIPATED MATERIAL LOSS DEADLINE" shall have the meaning set forth in
Section 10.26 hereof.

     "ARIZONA CONTRACT ESTOPPEL" shall mean the form of estoppel certificate attached hereto as Exhibit E.

     "ARIZONA PROPERTY MANAGEMENT AGREEMENT" shall mean that certain Management and Leasing Agreement, dated as of May 24, 1999, between East Broadway 5151 Limited Partnership, Metropolitan Operating Partnership, L.P., Corporate Center Associates, Black Canyon Loop Company, LLC and the Arizona Property Manager.

     "ARIZONA PROPERTY MANAGER" shall mean JDB Asset Management, Inc.

     "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean the Assignment and Assumption Agreement in the form of Exhibit C attached hereto.

     "BOOKS AND RECORDS" shall have the meaning set forth in Section 1.01 hereof.

     "BROKERAGE AGREEMENTS" shall have the meaning set forth in Section 1.01 hereof.

     "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or State of New York or federal legal holiday.

     "CLOSING" shall mean the closing of the transactions contemplated by this Agreement.

     "CLOSING DATE" shall mean the date when title to the Property is conveyed to Purchaser in accordance with the terms and conditions of this Agreement.

     "CONTRACT PERIOD" shall mean the period commencing on the date of this Agreement and ending on the Closing Date.

     "DATA ROOM" shall mean, with respect to the Arizona Properties, the "data room" in the offices of Insignia/ESG, Inc. at 2730 East Camelback Road, Suite 200, Phoenix, Arizona, or at such other location as the materials relating to the Arizona Properties may be located subsequent to the date of this Agreement and (ii) with respect to the Florida Properties, the "data room" in the offices of CB Richard Ellis, Inc. at 201 South Orange Avenue, Suite 1500, Orlando, Florida, or at such other location as the materials relating to the Florida Properties may be located subsequent to the date of this Agreement.

     "DEPOSIT" shall have the meaning set forth in Section 3.02 hereof.

     "ENVIRONMENTAL LAWS" shall mean all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, including, without limitation, laws relating to releases or threatened releases of hazardous substances, oils, pollutants or contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of hazardous substances, oils, pollutants or contaminants expressly intending to include without limitation asbestos.

     "ESCROW AGENT" shall mean Commonwealth Land Title Insurance Company.

     "FLORIDA ESTOPPELS" shall have the meaning set forth in Section 11.01(f)(ii) hereof.

     "FLORIDA PROPERTY MANAGEMENT AGREEMENT" shall mean that certain Agreement for the Management of One Orlando Center, 5750 Office Center, Maitland Forum and Maitland West Buildings A, B and C, dated as of May 24, 1999, between Maitland West Associates Limited Partnership, Maitland Associates LTD, 5750 Associates Limited Partnership, Magnolia Associates LTD and the Florida Property Manager.

     "FLORIDA PROPERTY MANAGER" shall mean CB Richard Ellis, Inc.

     "GROUND LEASE" shall have the meaning set forth in Section 11.01(q) hereof.

     "INDEMNITEE" shall have the meaning set forth in Section 15.02 hereof.

     "INDEMNITOR" shall have the meaning set forth in Section 15.02 hereof.

     "KNOWLEDGE" shall mean the actual knowledge of Seth Lieberman and Karim Demirdache and the information related in the Arizona Contract Estoppels and the Florida Estoppels.

     "LEASES" shall have the meaning set forth in Section 1.01 hereof.

     "LOSS" or "LOSSES" shall mean actual damage, loss, reasonable cost or reasonable expense (including reasonable costs of investigation incurred in defending against and/or settling such damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on, or incurred by Seller.

     "LOSS EVENT" shall have the meaning set forth in Section 10.26 hereof.

     "MAC THRESHOLD" shall have the meaning set forth in the definition of Material Adverse Change.

     "MAJOR ARIZONA TENANTS" shall mean those Major Tenants located in the Arizona Properties.

     "MAJOR TENANTS" shall mean the Tenants identified on Schedule 3, attached hereto.

     "MATERIAL ADVERSE CHANGE" shall mean the occurrence of a reduction of the annual base rent with respect to the Properties as compared to the aggregate annual base rent stated for the Properties shown on the Rent Roll on account of (i) the failure of a Tenant or Tenants (excluding Sverdrup and the Type A Delinquent Tenants) to pay annual base rent for either (x) the one (1) full calendar month preceding the Closing Date and for the calendar month in which the Closing Date occurs if the Closing occurs on or after the fifteenth (15th) day of a month or (y) if the Closing Date occurs before the fifteenth (15th) day of a calendar month, the two (2) full calendar months preceding the Closing Date, which arrearages remain uncured on the Closing Date, (ii) the filing of a voluntary or involuntary petition in bankruptcy by or with respect to one or more Tenants (excluding Sverdrup), (iii) or the termination of one or more Leases (excluding Sverdrup) other than pursuant to (A) an option contained in such Lease(s), (B) the stated expiration of such Lease(s) (but not a termination in connection with a default by either the landlord(s) or the Tenant(s) thereunder) or (C) a termination in connection with a casualty or condemnation, which shall be governed by Sections 8 and 9 hereof (the occurrence of (i), (ii) or (iii) above with respect to any Lease or Leases being hereinafter referred to as a "MATERIAL TENANT DEFAULT"), it being understood that the natural expiration of a Lease or the exercise of a termination option as provided in a Lease shall not be a Material Tenant Default, which loss of or reduction of annual base rent exceeds in the aggregate $800,000 (the "MAC THRESHOLD"). For purposes of this Agreement, the occurrence of a Material Tenant Default with respect to any Lease shall be deemed to cause a loss of revenue with respect to such Lease in the amount of one (1) year's annual base rent payable under the Lease at the then applicable rental rate for such Tenant stated in the Rent Roll. Notwithstanding anything to the contrary herein set forth, the term "Material Adverse Change" shall not include any loss of or reduction of revenue to the extent that such loss of or reduction of revenue as compared to the Rent Roll occurs (1) with respect to any of the Leases to Blazer Financial Services, Inc., Trust One and IBA, (2) as a result of a casualty or condemnation with respect to any Property or (3) on account of the area of Century Plaza.

     "MATERIAL LITIGATION THRESHOLD" shall have the meaning set forth in the definition of Material Property Litigation.

     "MATERIAL LOSS" or "MATERIAL LOSSES" shall mean any actual damage, loss, cost or expense or, subject to Section 10.26 hereof, any claimed damage, loss, cost or expense reasonably likely to become actual by some known date or following the occurrence of some event or events (i.e. following the process of litigation; such damage, loss, cost or expense reasonably likely to become actual as aforesaid being herein referred to as an "ANTICIPATED MATERIAL LOSS"), including reasonable costs of investigation incurred in defending against and/or settling such damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof but excluding consequential damages, that are not a Material Adverse Change, that are imposed on or suffered by Purchaser because any representations made by Seller in Section 10 of this Agreement are false or inaccurate, which damages, losses, costs or expenses exceed, in the aggregate, $500,000 (the "MATERIAL LOSS THRESHOLD"). Purchaser agrees that no damage, loss, cost or expense imposed on or suffered by Purchaser shall be deemed a "Material Loss" if such damage, loss, cost or expense imposed on or suffered by Purchaser relates to any of the following:
(i) a Material Adverse Change, (ii) any matter of which Purchaser has Knowledge as of the date of this Agreement, (iii) the physical condition of the Properties and/or required capital improvements (provided, however, that this subclause (iii) shall not serve to limit the scope of Sections 8 and 9 of this Agreement or Purchaser's rights thereunder nor shall it serve to limit Seller's obligations under Sections 10.10 and 10.25 of this Agreement), and
(iv) the existence of any hazardous substances at the Properties and any violation of Environmental Laws with respect to any of the Properties.

     "MATERIAL LOSS THRESHOLD" shall have the meaning set forth in the definition of Material Loss.

     "MATERIAL PROPERTY LITIGATIONS" shall mean litigations between Seller and any third parties which could cause a lien to be filed against a Property or between Seller and any Tenant, in either case which: (i) are commenced, or come to the attention of Purchaser if not listed on Schedule 13 of this Agreement, subsequent to the date of this Agreement and (ii) make claims for damages, other than punitive damages, in excess of $500,000 (the "MATERIAL LITIGATION THRESHOLD").

     "MATERIAL TENANT DEFAULT" shall have the meaning set forth in the definition of Material Adverse Change.

     "MAXIMUM REIMBURSEMENT OBLIGATION" shall mean $4,000,000.

     "METROPOLITAN" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "MINOR ARIZONA TENANTS" shall have the meaning set forth in Section 11.01(f)(i) hereof.

     "NEWLY DELINQUENT TENANTS" shall have the meaning set forth in Section 7.01(a) hereof.

     "NON-CASH SECURITY DEPOSITS" shall have the meaning set forth in Section 11.01(u) hereof.

     "ONGOING CAPITAL IMPROVEMENTS" shall have the meaning set forth in
Section 10.25 hereof.

     "PERMITS AND LICENSES" shall have the meaning set forth in Section 1.01 hereof.

     "PERMITTED ENCUMBRANCES" shall mean, with respect to each Property those restrictions, covenants, agreements, easements and other matters and things affecting title as reflected on Schedule 4 annexed hereto and made a part hereof.

     "PERSON" shall mean any individual, partnership, limited liability company, corporation, trust, governmental entity or any other type of entity.

     "PERSONAL PROPERTY" shall have the meaning set forth in Section 1.01 hereof.

     "PROPERTY" shall have the meaning set forth in Recital E hereof.

     "PROPERTIES" shall have the meaning set forth in Section 1.01 hereof.

     "PROPERTY FILES" shall have the meaning set forth in Section 4.01 hereof.

     "PROPERTY MANAGEMENT AGREEMENTS" shall mean the Florida Management Agreement and the Arizona Management Agreement.

     "PROPERTY MANAGERS" shall mean the Arizona Property Manager and the Florida Property Manager collectively.

     "PURCHASER'S LOSS NOTICE" shall have the meaning set forth in Section
10.20 hereof.

     "PURCHASER'S WAIVER NOTICE" shall have the meaning set forth in Section
4.01 hereof.

     "REAL ESTATE TAXES" shall mean real estate taxes and any general or special assessments imposed upon the Real Property, including but not limited to any general or special assessments of any governmental or municipal authority or tax district, including, without limitation, any assessments levied for public benefits to the Real Property.

     "RENT ROLL" shall mean the rent roll attached to this Agreement as
Schedule 10.

     "RENTS" shall mean, collectively, all minimum rent, percentage rents and additional rent (including all escalations and tax and expense pass-throughs) payable by the Tenants under the Leases.

     "SECURITY DEPOSITS" shall have the meaning set forth in Section 1.01 hereof.

     "SELLER'S ESTOPPELS" shall have the meaning set forth in Section 11.01(f) hereof.

     "SERVICE CONTRACTS" shall have the meaning set forth in Section 1.01 hereof.

     "TAX BILLS" shall mean the two most recent real estate tax bills with respect to the Property, copies of which were previously delivered to Purchaser.

     "TENANTS" shall mean all of the tenants, licensees, or other occupants of the Improvements.

     "TENANT ESTOPPELS" shall mean the Arizona Tenant Estoppels and the Florida Estoppels collectively.

     "TITLE INSURER" shall mean Commonwealth Land Title Insurance Company or any other title insurance company acceptable to Purchaser and licensed in Florida and Arizona.

     "TYPE A DELINQUENT TENANTS" shall mean those Tenants designated as "Type A" on Schedule 5, attached hereto.

                      TRANSFER OF PROPERTY; PURCHASE PRICE

     Section 3.01. The Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from the Seller, subject to and in accordance with the terms, provisions, covenants and conditions set forth in this Agreement, the Properties for a purchase price of SEVENTY-FIVE MILLION FIVE HUNDRED THOUSAND ($75,500,000.00) DOLLARS (the "PURCHASE PRICE").

     Section 3.02. Upon execution and delivery of this Agreement, Purchaser has deposited the sum of THREE MILLION ($3,000,000.00) DOLLARS with Escrow Agent (such amount, together with any interest accrued thereon being hereinafter referred to as the "DEPOSIT") to be held by Escrow Agent in accordance with Section 26 of this Agreement.

     Section 3.03. On the Closing Date, Purchaser shall deliver to Escrow Agent the balance of the Purchase Price (i.e. the Purchase Price less the Deposit) by wire transfer.

                         SECTION 4:  DUE DILIGENCE; "AS IS" SALE

     Section 4.01. Seller has made available to Purchaser the most current surveys of the Properties, the most recent title insurance policies or commitments for the Properties and the most recent environmental reports relating to the Properties and such other documents, correspondence and memoranda as may relate to the Properties to the extent that such information is in Seller's possession or control (such materials being hereinafter collectively referred to as the "PROPERTY FILES"). Except as expressly herein set forth to the contrary, Purchaser has examined the Properties and reviewed the Property Files and agrees to accept the Properties "AS IS".

     Section 4.02. During the Contract Period, Purchaser and its authorized agents, employees and other representatives, upon reasonable prior notice to the Seller, shall have reasonable access to the Properties for the purpose of inspecting the same and the Seller shall have the right to and shall make a representative available to be present during such inspections. In connection therewith, Purchaser may cause one or more surveyors, attorneys, engineer, auditors, architects and other experts of its choice and at Purchaser's expense to (i) inspect the Properties and any documents related to the Properties, to the extent in Seller's possession or control, including, without limitation, all title and survey information, as-built plans and specifications, soil and environmental reports, engineering inspection reports with respect to all mechanical systems, the roof, etc., the site plan, zoning approvals, building permits, Leases, Service Contracts, books, all prior tenant estoppels (including all notices relating thereto and thereunder), financial and accounting records and any other non-proprietary, non-confidential information which may reasonably be requested by Purchaser, and (ii) appraise and otherwise do that which, in the opinion of Purchaser, is necessary to determine the condition and value of the Properties for the uses intended by Purchaser. Seller shall use reasonable efforts to arrange the availability to Purchaser during the Contract Period of all Leases, operating statements, Service Contracts and the most recent tax and utility bills relating to the Properties, to the extent that such information is available in the Data Room or in Seller's possession or control. Purchaser agrees that it shall not contact any Tenant or occupant of the Properties prior to the Closing without Seller's approval, which approval may be granted or withheld in Seller's reasonable discretion, provided that Seller may have a representative present at any contact between Purchaser and any Tenant or occupant of the Properties. All information obtained, received and/or reviewed by Purchaser during the Contract Period shall be kept strictly confidential in accordance with Section 27 of this Agreement except as may be required in order to comply with applicable law, subpoena, SEC disclosure requirements and judicial orders and except to the extent that any information obtained is public knowledge (provided, however, that Purchaser shall not confirm any inquiries of third-parties based on such public knowledge). Purchaser shall not interfere in any material respect with the use or operation of the Properties during such inspections. Purchaser shall indemnify, defend and hold harmless the Seller from and against any and all loss, costs, liability, damage and expenses, including, but not limited to, penalties, fines, court costs, disbursements and reasonable out-of-pocket attorney's fees incurred directly in connection with or arising directly from injuries to persons or damage to Properties directly caused by Purchaser, its agents, employees, representatives or independent contractors with respect to such right of access and Purchaser shall deliver to Seller evidence of contractual liability insurance maintained by Purchaser, its agents, employees, representatives or independent contractors, as the case may be, insuring Purchaser's indemnity under this Section, at such time as Purchaser requests access to the Properties in accordance with this Section 4.02. The provisions of this Section shall be binding upon Purchaser regardless of whether or not the transactions contemplated hereby are consummated and shall survive for a one-year period following the termination of this Agreement or the Closing.

               SECTION 5: MATTERS TO WHICH THE SALE IS SUBJECT

     Section 5.01. The Seller shall assign and convey or cause to be assigned and conveyed to Purchaser good, valid, marketable, insurable fee title to the Properties (subject to Section 11.01(o) hereof) free and clear of any and all mortgages, liens, leases, encumbrances and easements, and other title matters except:

     (a) All taxes, Real Estate Taxes, water meter and water charges and sewer rents, fixed or not fixed, relating to the period after the Closing Date; specifically excluded from this provision are all such taxes, charges and sewer rents which accrued prior to the Closing Date, but are payable after the Closing Date;

     (b) All zoning laws and building ordinances, resolutions, regulations and orders (other than violation orders) of all boards, bureaus, commissions and bodies of any municipal, county, state or federal government; and

     (c) The Permitted Encumbrances.

             SECTION 6: OUTSTANDING INTEREST OR UNMARKETABLE TITLE

     Section 6.01. As a condition to the Closing, and subject to Section 11.01(o) hereof, the Title Insurer must issue at the Closing fee title policies to Purchaser insuring Purchaser's title to the Properties subject only to the Permitted Encumbrances. As a condition to the Closing, the Title Insurer must issue at the Closing standard ALTA fee title policies with mechanic's lien endorsements, the endorsements annexed hereto as Schedule 14 and, subject to Section 11.01(o), hereof, all other standard endorsements to Purchaser insuring Purchaser's title to the Properties subject only to the Permitted Encumbrances.

     Section 6.02. If at the Closing it should appear that any of the Properties are affected by any outstanding interest or question of title which Purchaser is not obliged to take the Properties subject to in accordance with the terms of this Agreement and, if such interest or question of title may, according to Purchaser's and Seller's reasonable expectations, be removed as an objection to title within one (1) month from the scheduled Closing Date, the Seller and/or Purchaser may adjourn the Closing Date for such purpose for a combined period not extending beyond the first day of the calendar month next succeeding the month of the scheduled Closing Date during which time Seller shall use reasonable efforts to promptly and continually seek to remedy, cure and remove any such objection to title at Seller's sole cost and expense. If any Property shall be affected by any lien or encumbrance which is not a Permitted Encumbrance and which may be discharged by the payment of an ascertainable amount of money not to exceed $750,000 (it being understood that Seller shall not be required to remove any lien or encumbrance not caused by, at the direction of, as a result of the actions or omissions of or with the consent of Seller, the removal of which would require expenditures in excess of $750,000), Seller shall discharge all such liens or encumbrances and Seller shall be entitled to a reasonable adjournment not to exceed two (2) weeks to accomplish the discharge thereof; further, subject to the reasonable approval of Purchaser and the Title Insurer, the Seller shall have the obligation, to escrow with the Escrow Agent for such lien or encumbrance if such lien or encumbrance is not readily dischargeable. Notwithstanding the foregoing, Seller shall be obligated to discharge or remove of record all liens or encumbrances recorded against any Property which are not Permitted Encumbrances, which liens or encumbrances were caused by, at the direction of, as a result of the actions or omissions of or with the consent of Seller, regardless of the amount of such liens or encumbrances and Purchaser, in its sole discretion, may adjourn the Closing for a period not to exceed two (2) months if necessary for Seller to so remove or discharge such liens or encumbrances. Subject to the immediately preceding sentence, if after any applicable adjournment the Seller shall be unable to convey Property in accordance with the provisions of this Agreement or Seller shall be unwilling to remove any lien or encumbrance which (i) is not a Permitted Encumbrance,
(ii) was not caused by, at the direction of, as a result of the actions or omissions of or with the consent of Seller and (iii) which may be discharged only by the payment of money in excess of $750,000, Purchaser shall have the right to waive the defect in title and accept such title as the Seller can convey without a reduction in the Purchase Price or terminate this Agreement by written notice to the Seller whereupon the Deposit and all interest thereon shall be immediately returned to Purchaser and the parties shall have no further rights or obligations hereunder except that Seller shall reimburse Purchaser for up to $25,000 of its due diligence costs in the event that this Agreement is terminated because Seller is unwilling to remove any lien or encumbrance which is not a Permitted Encumbrance, was not caused by, at the direction of, as a result of the actions or omissions of or with the consent of Seller and which may be discharged only by the payment of money in excess of $750,000.

                            SECTION 7: ADJUSTMENTS

     Section 7.01. All items of income and expense relating to the Properties, including the following, shall be apportioned between the parties as of midnight of the day immediately preceding the Closing Date so that the Seller shall be charged with and have the benefit of such items accrued through the day immediately preceding the Closing Date, and Purchaser shall be charged with and have the benefit of such items accrued from and after the Closing
Date:

     (a) Rents (including base rent, percentage rents and additional rent). Attached hereto as Schedule 5 is a list, prepared on a Tenant by Tenant basis, of all delinquent Rents as of June 30, 1999 of which Seller has Actual Knowledge. Except as set forth below, any payments received by Purchaser after the Closing on account of delinquent Rents or Rents collected in arrears attributable to the period prior to the Closing shall be adjusted post-Closing in accordance with the following order of priority: (i) first, pro-rata between Purchaser and Seller, to the calendar month in which the Closing occurs; (ii) then, for the benefit of Purchaser, to the extent necessary for Purchaser to remain current with respect to Rents attributable to the period subsequent to the Closing, to any calendar month or months following the calendar month in which the Closing occurs; and (iii) then, for the benefit of Seller, to any other unpaid Rents attributable to the period prior to the calendar month in which the Closing occurs. Notwithstanding the foregoing, to the extent that any Tenant (x) which does not appear on the delinquency list attached hereto as Schedule 5 or is designated as a "Type B" Tenant on
Schedule 5 and (y) which has deposited with Seller a Security Deposit in connection with its Lease as set forth on Schedule 9 annexed hereto, fails, beyond the expiration of any applicable grace period, to pay the Rent due under its Lease for both of the last two calendar months prior to Closing (such Tenant being herein referred to as a "NEWLY DELINQUENT TENANT"), then any payments received by Purchaser after the Closing from such Newly Delinquent Tenant on account of delinquent Rents attributable to the period prior to the Closing shall be adjusted post-Closing in accordance with the following order of priority: (1) first, pro-rata between Purchaser and Seller, to the calendar month in which the Closing occurs; (2) then, for the benefit of Seller, to the one (1) calendar month preceding the month in which the Closing occurs; (3) then, for the benefit of Purchaser, to the extent necessary for Purchaser to remain current with respect to Rents attributable to the period subsequent to the Closing, to any calendar month or months following the calendar month in which the Closing occurs; and (4) then, for the benefit of Seller, to any other unpaid Rents attributable to the period prior to the calendar month which precedes the calendar month in which the Closing occurs. Purchaser shall use commercially reasonable efforts (which shall not include litigation), at Seller's sole cost and expense, to recover all delinquent Rents to which Seller is entitled pursuant to this Section 7.01(a). This provision shall survive the Closing for a period of eighteen
(18) months. Seller shall not commence any litigation against Tenants, which prohibition shall survive the Closing, nor shall Seller otherwise seek recovery from any Tenants after the Closing Date, provided, however, that this sentence shall not limit the right of Seller to pursue or recover $8,762.42 plus interest from Career Development in connection with amounts owed Seller for work performed by Seller in Career Development's premises. Additionally, Seller shall not during the Contract Period apply the Security Deposit of any Tenant against such Tenant's unperformed obligations under its Lease.

     (b) Real Estate Taxes, sewer and vault rents, charges and license fees, water meter and frontage charges and other utilities charges. If the Closing Date shall occur before the Real Estate tax rate is fixed, the apportionment of Real Estate Taxes at the Closing shall be upon the basis of the old Real Estate Tax rate for the preceding period applied to the latest assessed valuation. Promptly after the new Real Estate Tax rate is fixed for the calendar year in which the Closing takes place, the apportionment of Real Estate Taxes shall be recomputed. Any discrepancy resulting from such recomputation shall be promptly paid to the other party, which obligation shall survive the Closing for a period of eighteen (18) months. Seller shall receive full credit for any early payment discount obtained with respect to the Florida Properties.

     (c) charges payable under Service Contracts, Brokerage Agreements and the Property Management Agreements on the basis of the period covered by such payments and any other ordinarily adjusted expenses including fuel and utility charges.

     (d) Except as set forth to the contrary, the provisions of this ss.7.01 shall survive the closing for a period of six months.

     Section 7.02. Seller shall be responsible for any overcharges of common area maintenance at the Properties attributable to the period preceding the Closing Date. If, after the Closing, a Tenant shall make a claim against Purchaser for the recovery of any common area maintenance overcharges attributable to the period proceeding the Closing Date, Seller shall reimburse Purchaser for its costs and expenses in defending or contesting same and Seller shall indemnify Purchaser for the amount of any payment, judgment or settlement resulting from such claim; provided, however, that Purchaser shall not enter into any settlement of any such claim without Seller's prior written consent, which shall not be unreasonably withheld or delayed. Seller's obligations under this Section 7.02 shall survive the Closing for a period of one-hundred and eighty (180) days.

                              SECTION 8: CASUALTY

     Section 8.01. (a) If a "material part" (as defined below) of any of the Improvements shall be damaged or destroyed by fire or other casualty, then, in any such event, Purchaser may, at its option, either (i) cancel this Agreement by written notice delivered to Seller no later than the earlier of the Closing Date or the twentieth (20th) day after the date of such fire or other casualty, whereupon subject to Section 26, the Deposit shall be returned to Purchaser and the parties hereto shall be released of all obligations and liabilities of whatsoever nature in connection with this Agreement, or (ii) proceed to close the transactions contemplated by this Agreement, in which event all of the provisions of subsection 8.01(b)(i) and subsection 8.01(b)(ii) below shall apply.

     (b) If a part other than a material part of an Improvement shall be destroyed or damaged by fire or other casualty Purchaser shall nevertheless close title to all of the Properties pursuant to all the terms and conditions of this Agreement, subject to the following: (i) Seller shall not (x) adjust and settle any insurance claims, or (y) enter into any construction or other contract for the repair or restoration of the damaged Property without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed (it being agreed that Purchaser shall be deemed to have consented to any insurance adjustment or settlement or any contract for repair or restoration if Purchaser has not objected to the same in writing on or before the fifth (5th) business day after the date on which same was delivered to Purchaser by written notice for its consent), and (ii) at the Closing, the Seller shall (1) pay over to Purchaser the amount of any insurance proceeds, to the extent collected by Seller in connection with such casualty, less the amount of the reasonable expenses incurred by Seller directly in connection with collecting such proceeds and making any repairs to the Property occasioned by such casualty pursuant to any contract, plus the amount of any deductible under Seller's insurance policy, (2) assign to Purchaser all of Seller's right, title and interest in and to any insurance proceeds and the right to settle and adjust same that are uncollected at the time of the Closing and that may be paid in respect of such casualty, and (3) pay to Purchaser the amount of any policy deductibles pursuant to the insurance policies covering such fire or other casualty and maintained by Seller (as opposed to insurance or self-insurance maintained by Tenants of the Properties). The Seller shall reasonably cooperate with Purchaser in the collection of such proceeds, which obligation shall survive the Closing.

     (c) For the purpose of this Section, the phrase a "MATERIAL PART" of an Improvement shall mean that the cost of repair or restoration is estimated by a reputable contractor selected by the Seller and reasonably satisfactory to Purchaser, to be in excess of five percent (5%) of the Purchase Price.

                    SECTION 9: CONDEMNATION PENDING CLOSING

     Section 9.01. If, condemnation or eminent domain proceedings shall be commenced by any competent public authority against the Real Property or any part thereof, the Seller shall promptly give Purchaser written notice thereof. After written notice of the commencement of any such proceedings from the Seller and in the event that the taking, of such property is Material (as hereinafter defined), Purchaser shall have the right (i) to accept title to the Property subject to the proceedings, and pay to the Seller the full Purchase Price, whereupon any award payable to the Seller shall be paid to Purchaser and the Seller shall deliver to Purchaser at the Closing all assignments and other documents reasonably requested by Purchaser to vest such award in Purchaser, or (ii) to rescind this Agreement upon written notice delivered to Seller no later than the day that is twenty (20) days after the date on which Seller delivered notice of such proceeding to Purchaser and upon the return of the Deposit to Purchaser, with interest thereon, this Agreement shall be null and void and neither party will have any further obligations hereunder, except for any rights or obligations which are expressly stated to survive termination of this Agreement. A taking shall be deemed to be "MATERIAL" if said taking would either (i) materially interfere with the use or operation of the Property for the contemplated use thereof, or (ii) reduce the estimated value of the Property (as reasonably determined by an independent M.A.I. appraiser chosen by Purchaser and reasonably satisfactory to the Seller) by an amount equal to five percent (5%) or more of the Purchase Price or (iii) create a right of any Tenant or Tenants leasing in the aggregate over five percent (5%) or more of the leased square feet of the Properties to cancel their Lease(s) as a result of such condemnation.

       SECTION 10: THE SELLERS' COVENANTS WARRANTIES AND REPRESENTATIONS

     To induce Purchaser to enter into this Agreement and to accept the Properties from the Seller, each Seller makes the following representations and warranties (but only with respect to the Property of which such Seller is the owner), all of which the Seller represents are true in all material respects as of the date hereof and shall be true in all material respects as of the Closing Date and shall be deemed remade as of that date:

     Section 10.01. (a) Each entity comprising Seller is and at the Closing shall be duly organized and validly existing and in good standing under the laws of the State in which it is organized with full power and authority to sell its Property and to take all actions required by this Agreement. Each entity comprising Seller shall at the Closing be authorized to do business in the State in which its Property is located.

     (b) The execution, delivery and performance of this Agreement and consummation of the transaction hereby contemplated in accordance with the terms of this Agreement will not violate any partnership agreement or any material contract, agreement, commitment, order, judgment or decree to which Seller is a party or by which it is bound, and Seller has obtained (or will, by the Closing, have obtained) all consents necessary (whether from a governmental authority or other third party) in order for it to consummate the transactions contemplated hereby.

     (c) The party or parties executing this Agreement on behalf of Seller have been duly authorized and are empowered to bind Seller to this Agreement and to take all actions required by this Agreement

     (d) Upon execution, this Agreement shall be the binding obligation of Seller, enforceable against Seller in accordance with the terms hereof.

     Section 10.02. (a) Prior to the date of this Agreement, Seller has delivered to Purchaser copies of environmental studies of the Real Property prepared by Law Engineering. Seller represents that it has not retained any environmental engineer other than Law Engineering to perform environmental studies relating to the Real Property.

     (b) To Seller's knowledge there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation or proceeding, pending relating to Seller or any portion of any of the Properties or, to the Actual Knowledge of each Seller, threatened against any Seller or any portion of any of the Properties relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

     Section 10.03. Except as set forth on Schedule 13 attached hereto, to Seller's Actual Knowledge there are no existing or pending litigation, claims, condemnations or sales in lieu thereof with respect to any aspect of the Properties nor, to the Actual Knowledge of Seller, have any actions, suits, condemnations, proceedings or claims been threatened or asserted. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or threatened against the Seller. In the event any proceeding of the character described in this Section is initiated or threatened against the Seller prior to the Closing Date, the Seller shall promptly advise Purchaser thereof in writing.

     Section 10.04. Seller shall make available to Purchaser copies of all Leases, in each case to the extent in Seller's possession or control, at all times until Closing. Seller has no Actual Knowledge of any other Leases.

     Section 10.05. No Seller is a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the income tax regulations thereunder.

     Section 10.06. There is no action, suit or proceeding pending or, to Seller's Actual Knowledge, threatened against the Seller and or relating to or arising out of the ownership, management or operation of the Properties, in any court or before any mediator, arbitrator, federal, state or municipal department, commission, board, bureau or other governmental instrumentality.

     Section 10.07. Attached hereto as Schedule 2 is a list of all Brokerage Agreements, of which Seller has Actual Knowledge, to which Seller is a party and/or which affect the Properties.

     Section 10.08. Attached hereto as Schedule 6 is a list of all Service Contracts, of which Seller has Actual Knowledge, to which Seller is a party and/or which affect the Properties.

     Section 10.09. To the Actual Knowledge of Seller, there are no Service Contracts, Brokerage Agreements, property or asset management agreements or any other agreements that relate to services provided to the Properties that are not terminable on notice of thirty (30) days or less without premium or fee and, subsequent to May 24, 1999, no Service Contracts Brokerage Agreements, Property Management Agreements or any other agreement affecting the Properties or the Tenants have been amended or modified nor have any new Service Contracts, Brokerage Agreements, property or asset management agreements, or any other agreements been entered into. Seller agrees to terminate all or any of the Brokerage Agreements, the Property Management Agreements or other asset management agreements and any Service Contracts, upon the written request of Purchaser, effective as of the Closing Date (if possible given the date of Purchaser's request).

     Section 10.10. Seller shall operate and maintain the Properties in a commercially reasonable manner.

     Section 10.11. During the Contract Period, Seller shall notify Purchaser of all Material Tenant Defaults of which Seller has Actual Knowledge.

     Section 10.12. Seller shall not market all or any of the Properties or enter into any contract or agreement to sell all or any portion of its interest in and to all or any portion of the Properties.

     Section 10.13. Seller has no employees at the Properties.

     Section 10.14. During the Contract Period Seller shall maintain such casualty and general liability insurance with respect to the Properties as is currently in effect. Set forth on Schedule 7, attached hereto are the insurance limits currently maintained by Seller and any applicable deductibles. Seller shall have the right to change insurance carriers during the Contract Period without Purchaser's consent provided that the coverage of any replacement policy shall not be less than the coverage set forth on
Schedule 7.

     Section 10.15. Seller shall not enter into any Leases or any amendments, extensions, expansions or terminations of any Leases without the prior written consent of Purchaser, except as described in the proposals attached hereto as
Schedule 15.

     Section 10.16. On or after the Closing Date Seller shall seek with diligence and good faith the execution by the United State of America of (i) a Novation Agreement, (ii) an Assignment of Government Contract and (iii) a Notice of Assignment of Government Contract, each in the forms attached hereto as Exhibits G, H and I respectively. Seller's obligations under this Section
10.16 shall survive the Closing.

     Section 10.17. Attached hereto as Schedule 8 is a list of all Leases of which Seller has Actual Knowledge.

     Section 10.18. Attached hereto as Schedule 9 is a list of all Security Deposits in Seller's possession.

     Section 10.19. To Seller's Actual Knowledge the Rent Roll is true and accurate as of June 30, 1999; provided, however, that Seller makes no representation as to the accuracy of the size of the premises demised by the Leases as stated on the Rent Roll; Seller shall promptly notify Purchaser (but in any event no later than five (5) business days prior to the Closing) to the extent that Seller becomes aware of any change to or correction of the information set in Schedule 10. Notwithstanding the foregoing, Seller makes no representation as to the respective areas of the premises as set forth in the Rent Roll.

     Section 10.20. To Seller's Actual Knowledge attached hereto as Schedule 11 is a true and accurate list as of June 30, 1999 of all unperformed tenant improvements which Seller is obligated to perform under the Leases or completed tenant improvements not yet paid for; Seller shall promptly notify Purchaser (but in any event no later than five (5) business days prior to the Closing) to the extent that Seller becomes aware of any change to or correction of the information set in Schedule 11. On or prior to Closing, Seller shall pay all unpaid amounts and complete all unperformed work or Purchaser shall receive a credit in such amounts at Closing to be applied against the Purchase Price. Without limiting the generality of the previous sentence, (i) Seller shall be obligated to pay all amounts owed on account of the work performed in the Charles Schwab, Inc. space at 5151 East Broadway, which obligation shall be paid at Closing or Purchaser shall receive a credit in the unpaid amount at Closing, (ii) Purchaser shall receive a credit at Closing in an amount equal to the positive difference, if any, between the contract price stated in the contract for tenant improvements to be performed for Dr. Brian Walker in Century Plaza, a copy of which contract is attached hereto as Schedule 16, and the aggregate amount of any payments made prior to Closing on account thereof provided that such contractor agrees at Closing to complete such work for the unpaid contract amount, (iii) Purchaser shall receive a credit at Closing in an amount equal to the positive difference, if any, between the contract price stated in the contract for tenant improvements to performed for Pederson & Johnson in Century Plaza, a copy of which contract is attached hereto as Schedule 17, and the aggregate amount of any payments made prior to Closing on account thereof provided that such contractor agrees at Closing to complete such work for the unpaid contract amount and (iv) Seller shall be obligated to pay all amounts owed on account of the painting and carpeting in the Arizona Veterans space in Century Plaza, which obligation shall be paid at Closing or Purchaser shall receive a credit in the unpaid amount at Closing.

     Section 10.21. To Seller's Actual Knowledge, attached hereto as Schedule 12 is a true and accurate list of all of the unpaid tenant improvement allowances which Seller is obligated to pay under all of the Leases.

     Section 10.22. All representations, warranties and covenants of the Seller contained in this Agreement or in any affidavit or other document delivered in connection herewith shall be true and correct in all material respects at Closing and shall survive the Closing for a period of nine (9) months (except as otherwise expressly provided in this Agreement), it being the intention of the parties hereto that no legal action will accrue hereunder subsequent to such nine (9) month period on account of the breach of any representations, warranties and covenants of the Seller. Section 10.23. Seller shall cooperate with Purchaser during the Contract Period, at Purchaser's expense, to arrange the transfer of utilities with respect to the Properties.

     Section 10.24. (a) Seller has delivered to Purchaser copies of all Tenant Estoppels it has received subsequent to June 1, 1999 and Seller shall deliver to Purchaser copies of all Tenant Estoppels it receives during the Contract Period. (b) Seller shall diligently seek to remove of record the Ground Lease.

     Section 10.25. Seller is currently (i) installing a water cooling tower at Century Plaza pursuant to certain agreement, dated April 1, 1999, between Tower Realty Operating Partnership, L.P. and Tri-City Mechanical, (ii) performing concrete repairs to the parking garage at 5151 East Broadway pursuant to an agreement, dated June 24, 1999, between East Broadway 5151 Limited Partnership and Robert Caylor Construction Company and (iii) performing ceramic tile repairs at 5151 East Broadway pursuant to a bid, dated April 30, 1999, prepared by Foley Tile (the foregoing hereinafter collectively referred to as "ONGOING CAPITAL IMPROVEMENTS"). Seller shall complete the Ongoing Capital Improvements prior to the Closing Date, in a good and workmanlike manner and in compliance with all applicable codes, ordinances and legal requirements of the Cities of Phoenix and Tuscon, Arizona, as applicable. To the extent that the Ongoing Capital Improvements have not been completed on the Closing Date, Seller shall deliver to Purchaser the contractor's agreement to perform and complete the balance of such Ongoing Capital Improvements for the unpaid contract amount and the difference between the total amount theretofore paid by Seller on account of the incomplete Ongoing Capital Improvements and the contract price of same shall credited to Purchaser at Closing.

     Section 10.26. If (i) any of the representations, covenants and warranties set forth above prove to have been false or inaccurate when made and same is asserted in a writing (a "PURCHASER'S LOSS NOTICE") delivered by Purchaser to the Seller during the nine (9) month survival period, and (ii) Purchaser incurs a Material Loss as a result of such inaccuracy or falsity (the occurrence of a Material Loss to Purchaser being hereinafter referred to as a "LOSS EVENT"), then Seller shall promptly reimburse Purchaser for such Material Loss up to the amount of the Maximum Reimbursement Obligation (less the amount of any reimbursement previously granted Purchaser hereunder and any credit to the Purchase Price granted Purchaser at Closing pursuant to Section 16.01(a)(i) hereof). Seller's obligation under this paragraph shall survive the Closing or earlier termination of this Agreement provided Purchaser has delivered a Purchaser Loss Notice prior to the expiration of such nine (9) months (it being the intention of the parties hereto that Purchaser shall have no right to deliver a Purchaser's Loss Notice subsequent to such nine (9) month period), provided, further, that Purchaser shall have no right to commence any legal action on account of a Material Loss for which a Purchaser's Loss Notice was timely delivered subsequent to the date that is six (6) months after the expiration of the nine (9) month survival period. Notwithstanding the foregoing, Purchaser may make a claim for an Anticipated Material Loss for which a Purchaser Loss Notice was timely delivered (i.e. prior to the end of the nine (9) month survival period; Purchaser agrees that a Purchaser's Loss Notice with respect to an Anticipated Material Loss, to be effective, must state with reasonable specificity the nature of the damage, loss, cost or expense that Purchaser deems likely to become actual) and which occurs (that is becomes an actual Material Loss) subsequent to the expiration of such nine (9) month survival period and not later than the date (the "ANTICIPATED MATERIAL LOSS DEADLINE") that is twelve (12) months after the Closing Date. Purchaser shall have no right to commence any legal action on account of an Anticipated Material Loss for which a Purchaser's Loss Notice was timely delivered (and which becomes an actual Material Loss prior to the Anticipated Material Loss Deadline) subsequent to the date that is six (6) months after the Anticipated Material Loss Deadline. Purchaser shall have no right to claim an additional loss post-Closing in connection with any Material Loss for which Purchaser received a credit pre-Closing in accordance with
Section 16.01(a)(i) hereof whether or not the actual loss incurred in connection with such Material Loss is equal to or greater than the credit granted to Purchaser at Closing . It is specifically acknowledged that if Purchaser has any Knowledge on or prior to the date hereof that any representation made by Seller in this Agreement is false or inaccurate, Seller shall have no liability with respect to such false or inaccurate representation. Metropolitan hereby agrees to guaranty the obligations of each Seller under this Section 10.26 and under Section 22.01 hereof. Metropolitan covenants to maintain a minimum net worth (after deducting good will) of $5,000,000 during the Survival Period (as hereinafter defined). Seller's SEC filings shall be the sole determining factor as to whether Seller shall have complied with the requirements of the immediately preceding sentence. The term "SURVIVAL PERIOD" shall mean the period of time up to and including the date that Seller (including Metropolitan) shall no longer have any actual or potential liability under this Section 10.26 or Section 22.01 hereof.

                SECTION 11: THE SELLER'S INSTRUMENTS AT CLOSING

     Section 11.01. Each Seller shall execute, or where applicable, cause the following to be delivered to Purchaser on the Closing Date:

     (a) a deed in the form of Exhibit B-1 hereto with respect to each Arizona Property and a special warranty deed in the form of Exhibit B-2 hereto with respect to each Florida Property;

     (b) assignments or other instruments in recordable form transferring and assigning to Purchaser each Seller's interest in the Property (other than the Real Estate) in the form of Exhibit C hereto;

     (c) a certificate from the Seller stating that all representations and warranties made by the Seller in this Agreement are true in all material respects as of the Closing Date as if made on such date;

     (d) duly executed real estate transfer tax forms, if any, for each Florida Property. The Seller shall at Closing pay all real estate transfer and conveyance and sales taxes payable to the appropriate state and/or local governmental and/or municipal authorities,

     (e) a duly executed affidavit as may be required pursuant to Section 1445 of the Internal Revenue Code in the form of Exhibit D hereto;

     (f) (i) tenant estoppels (the "ARIZONA TENANT ESTOPPELS") from the Tenants of the Arizona Properties, dated subsequent to June 1, 1999, substantially in the form of the Arizona Contract Estoppel attached hereto as Exhibit E, from each of the Major Arizona Tenants and from Tenants of the Arizona Properties other than the Major Arizona Tenants (the "MINOR ARIZONA TENANTS") occupying in the aggregate fifty percent (50%) or more of the balance of the leased square footage of the Arizona Properties. Alternatively, Seller may (x) cause the Tenants of the Arizona Properties to initial copies of the estoppel certificates already delivered to Purchaser (copies of which are attached as Exhibit E-1 hereto) which have been marked to conform to the form of the Arizona Contract Estoppel or (y) deliver to Purchaser letters from each of the Tenants in the Arizona Properties effecting the same changes as would be addressed by the estoppel certificates referred to in subclause (x) above. In the event that Seller is unable to obtain tenant estoppels from Minor Arizona Tenants occupying in the aggregate 50% or more of the leased square footage of the Arizona Properties occupied by all Minor Arizona Tenants, Seller shall provide estoppel certificates ("SELLER'S ESTOPPELS") which contain substantially the same information as would be contained in an estoppel certificate given by a Tenant in connection with a sufficient number of the Minor Arizona Tenants such that the tenant estoppels received from the Minor Arizona Tenants and the Seller's Estoppels delivered with respect to the Minor Arizona Tenants shall account for an aggregate of fifty percent (50%) of the leased square footage of the portion of the Arizona Properties occupied by Minor Arizona Tenants; provided that Seller shall not be required to deliver any Seller's Estoppels which contain information that is not true. If Seller is unable to deliver Seller's Estoppels in accordance with the foregoing sentence, Purchaser shall have the right to terminate this Agreement and receive the return of the Deposit.

     (ii) Seller shall deliver to Purchaser at Closing the originals of the estoppel certificates from the Florida Tenants, copies of which are attached hereto as Exhibit F (collectively the "FLORIDA Estoppels"). Seller shall deliver to Purchaser letters from those Tenants of the Florida Properties specified on Exhibit F-1 which address the matters set forth on Exhibit F-1.

     (iii) During the Contract Period Seller shall cooperate with Purchaser, at Purchaser's expense, in requesting new estoppels from Tenants to the extent required or requested by Purchaser's lender; provided, however, that a new estoppel shall not be requested from any Tenant prior to such Tenant's delivery of either a Tenant Estoppel, an initialed corrective estoppel or a letter as contemplated by Sections 11.01(f)(i) and 11.01(f)(ii) above (unless Purchaser waives the requirement that such Tenant deliver a corrected estoppel).

     (g) all third party warranties and guaranties with respect to the Personal Property and the Real Property, if any, to the extent in Seller's possession or control (it being understood that Seller makes no representations or warranties with respect to the Personal Property);

     (h) executed notices to Tenants with respect to the sale of the Properties prepared by Seller and approved by Purchaser. If Purchaser has not approved the form of Tenant notices on or before the second business day prior to Closing, the Tenant notices shall be prepared and distributed after the Closing Date, which obligation shall survive the Closing;

     (i) a Section 1099 affidavit;

     (j) all plans, specifications, permits, licenses and keys with respect to the Properties, if any, in each case to the extent in Seller's possession or control;

     (k) all files relating to the Properties (excluding the general ledger), including, without limitation, all Tenant files and Service Contract files, in each case to the extent in Seller's possession or control;

     (l) disks containing all computer records in Seller's possession or control with respect to the Properties;

     (m) all original Leases in Seller's possession or control, if any;

     (n) to the extent required by the Title Insurer, original certificates of good standing, foreign authorizations, secretary's certificates and resolutions from each entity comprising Seller authorizing the sale of its Property and the consummation of the transactions contemplated by this Agreement applicable it its Property;

     (o) (i) a gap indemnity and such documents and instruments as may be necessary for the Title Insurer to provide a mechanic's lien endorsement and
(ii) such other documents, instruments, resolutions and other materials reasonably requested by Purchaser as may be necessary to effect the transfer of title hereunder or as may be requested by the Title Insurer which do not result in or require representations, covenants and warranties more extensive than those made by Seller in this Agreement;

     (p) copies of all notices terminating Service Contracts, Management Agreements and Brokerage Agreements, to the extent Purchaser requested such terminations in accordance with Section 10.09 hereof;

     (q) evidence reasonably satisfactory to Purchaser and the Title Insurer of the termination of that certain Ground Lease, dated March 9, 1984 (the "GROUND LEASE"), between Maitland Associates, Ltd. and Maitland Property Investors, Ltd. and that same is removed of record;

     (r) certificates from each of the brokers under the Brokerage Agreements stating any amounts due under the Brokerage Agreements.

     (s) with respect to the GSA Lease, Seller shall use commercially reasonable efforts to obtain fully executed, as applicable, a Novation Agreement, an Assignment of the GSA Lease and a Notice of Assignment in each case in the form attached hereto as Exhibits G, H and I.

     (t) a delinquency schedule dated no earlier than five days prior to the Closing Date.

     (u) with respect to any Security Deposits which are other than cash or that are in the form of a letter of credit (collectively, the "NON-CASH SECURITY DEPOSITS"), such instruments of transfer or assignment as shall be necessary to transfer such Non-Cash Security Deposits to Purchaser as the new beneficiary thereunder. Seller shall reasonably cooperate with Purchaser to prevent the expiration of any Non-Cash Security Deposits prior to the transfer of the same to Purchaser and to facilitate the recognition by the issuer of such instrument of Purchaser as the beneficiary of any letter of credit or other form of Non-Cash Security Deposits.

                  SECTION 12:  PURCHASER'S REPRESENTATIONS AND WARRANTIES

     Section 12.01. To induce the Seller to enter into this Agreement, Purchaser makes the following representations and warranties, all of which Purchaser represents are true in all material respects as of the date hereof and shall be true in all material respects as of the Closing Date and shall be deemed to be made as of that date.

     (a) Purchaser is and at the Closing shall be a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware with full power and authority to own and purchase the Property and to take all actions required by this Agreement and each entity designated by Purchaser to take title to a Property in accordance with Section 21 of this Agreement shall be at Closing a limited partnership or limited liability company duly organized and validly existing and in good standing under the laws of the State of its formation with full power and authority to own and purchase such Property and to take all actions required by this Agreement.

     (b) The execution, delivery and performance of this Agreement and consummation of the transaction hereby contemplated in accordance with the terms of this Agreement will not violate the partnership agreement or any material contract, agreement, commitment, order, judgment or decree to which Purchaser is a party or by which it is bound, and Purchaser has obtained (or will, by the Closing, have obtained) all consents necessary (whether from a governmental authority or other third party) in order for it to consummate the transactions contemplated hereby.

     (c) The party or parties executing this Agreement on behalf of Purchaser have been duly authorized and are empowered to bind Purchaser to this Agreement and to take all actions required by this Agreement.

     (d) Upon execution, this Agreement shall be the binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms hereof.
(e) No action, suit or proceeding is pending or, to Purchaser's knowledge, threatened against Purchaser which would materially adversely affect Purchaser's financial condition or its ability to fully perform its obligations pursuant to this Agreement.

     (f) The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not conflict with or violate any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Purchaser, including, without limitation, the United States of America, the State of New York or any political subdivision of any of the foregoing, or any decision or ruling of any arbitrator to which Purchaser is a party or by which Purchaser is bound or affected and no consent of any governmental agency is required.

     All representations, warranties and covenants of Purchaser contained in this Agreement or in any affidavit or other document delivered in connection herewith shall be true and correct in all material respects at Closing and shall survive the Closing for a period of six months, it being the intent of the parties hereto that Seller may not commence any legal action subsequent to such six (6) month period on account of the breach of any representations, warranties and covenants of the Purchaser.

     If (x) any of the representations and warranties set forth above prove to have been false when made and such falsity is asserted in writing delivered by the Seller to Purchaser during the applicable survival period, and (y) the Seller incurs a Loss as a result of such falsity, then the Seller shall be entitled to recover such Loss through all remedies available at law or in equity. It is specifically acknowledged that, if the Closing occurs, Purchaser shall have no liability with respect to misrepresentations which were actually known by the Seller at Closing.

                SECTION 13: PURCHASER'S INSTRUMENTS AT CLOSING

     Section 13.01. On the Closing Date, Purchaser shall cause the Escrow Agent to deliver the Purchase Price to the Seller. Additionally, on the Closing Date, Purchaser shall execute and deliver to the Seller the following:

     (a) the Assignment and Assumption Agreement in the form of Exhibit C attached hereto; and

     (b) such other documents, instruments, resolutions and other material necessary to effect the transfer of title hereunder and reasonably requested by the Seller or the Title Insurer.

                      SECTION 14: INTENTIONALLY DELETED

                             SECTION 15: BROKERAGE

     Section 15.01. Purchaser and the Seller represent and warrant to each other that no broker or person was in any way instrumental or had any part in bringing about this transaction except CB Richard Ellis, Inc., with respect to the Florida Properties, and Insignia/ESG, Inc., with respect to the Arizona Properties, whose fees the Seller shall pay in each case. Purchaser agrees that, should any claim be made for commissions with respect to the transactions contemplated hereby by any broker or person other than CB Richard Ellis, Inc. and Insignia/ESG Inc. arising by, through or on account of any act of Purchaser or Purchaser's representatives, Purchaser shall indemnify and hold the Seller harmless from and against any and all direct claims, liabilities, costs or expenses (including reasonable out-of-pocket attorneys' fees) in connection therewith. The Seller agrees that should any claim be made for commissions by any broker or person including, but not limited to CB Richard Ellis, Inc. and Insignia/ESG, Inc. arising by, through or on account of any act of any Seller or such Seller's representatives, Seller shall indemnify and hold Purchaser harmless from and against any and all claim, liability, cost or expense (including reasonable attorneys' fees) in connection therewith. The provisions of this paragraph shall survive the Closing and/or termination of this Agreement, but the provisions hereof shall not be deemed or construed as a covenant for the benefit of any third party.

     Section 15.02. Each party being indemnified is hereinafter called "INDEMNITEE" and each party making such indemnity is hereinafter called "INDEMNITOR". Indemnitee agrees that in the event any Claims shall be made against Indemnitee for which indemnity is sought, Indemnitee shall, with due diligence and reasonable promptness, notify Indemnitor thereof and continue to give Indemnitor reasonably prompt written notice of all developments in connection therewith within the knowledge of Indemnitee. Indemnitor shall have the option of defending the Claim at Indemnitor's sole cost and expense, in the name of Indemnitee, and shall have the right to designate any counsel approved by Indemnitee (which approval shall not be unreasonably withheld or delayed) to defend such Claim, and if Indemnitor so elects to defend such Claim, Indemnitee shall have the right to participate and be represented by counsel or other representatives of Indemnitee's choosing in any Claim and all negotiations relative thereto, at its sole cost and expense. Indemnitor shall have the right to determine all matters in connection with the Claim (including, without limitation, all negotiations and the settlement thereof), except that no settlement of Indemnitee's liability may be made without Indemnitee's consent. If Indemnitee shall refuse to consent to any reasonable settlement, Indemnitee shall thereafter negotiate or defend the Claim at its own cost and expense, and Indemnitor will only be liable for the amount for which Indemnitor could have settled the Claim, as well as the costs and expenses incurred up to the date of the refusal by Indemnitee to consent to the settlement. Indemnitor shall arrange to provide such information to Indemnitee as is necessary to keep Indemnitee fully informed of all proceedings and Indemnitee shall have the right to examine Indemnitor's records relating to such proceedings during normal business hours. Indemnitee shall fully cooperate with Indemnitor and Indemnitor's attorneys at all stages of the Claim and shall promptly supply to Indemnitor and Indemnitor's attorneys all papers and evidence in Indemnitee's possession and other information within Indemnitee's knowledge pertinent to the Claim. Indemnitee shall produce at the appropriate place or places, at reasonable times, such witnesses under Indemnitee's control as may be reasonably requested by Indemnitor or Indemnitor's attorneys.

     Section 15.03. If Indemnitor does not timely exercise Indemnitor's right to defend any claim, then after written notice to Indemnitor, Indemnitee shall defend the same with due diligence at the sole expense of Indemnitor. Section
15.04. The provisions of this agreement relating to indemnification shall survive the Closing or sooner termination of this agreement.

                  SECTION 16: CONDITIONS PRECEDENT TO CLOSING

     Section 16.01. (a) Purchaser's obligations to close title under this Agreement on the Closing Date shall be subject to the satisfaction or existence of the following conditions precedent on or prior to the Closing
Date:

          (i) all of the Seller's representations and warranties made in this Agreement shall be true and correct in all material respects as of the Closing Date as if they were made on that date; provided, however, that Purchaser shall be obligated to consummate the Closing without any adjustment in the Purchase Price if Loss Events shall have occurred and the aggregate amount of the Material Losses resulting therefrom is equal to or less than the Material Loss Threshold. If any Loss Events shall have occurred and the aggregate amount of the Material Losses resulting therefrom exceeds the Material Loss Threshold, Purchaser shall have the option to (a) terminate this Agreement and demand the return of the Deposit (unless Seller shall agree to grant Purchaser a credit against the Purchase Price in an amount equal to the difference between the Material Loss Threshold and the aggregate amount of all Material Losses, in which case Purchaser may not terminate this Agreement; provided that Purchaser shall have no obligation to close if such credit is in an amount in excess of $1,000,000), or (b) recover such Material Loss from Seller at Closing by means of an adjustment or credit to the Purchase Price; provided, however, that Purchaser's credit on account of Material Losses determined prior to Closing shall not exceed $1,000,000 pursuant to this clause (b) unless Seller expressly agrees to a credit exceeding $1,000,000. Notwithstanding the foregoing, if Purchaser claims a credit against the Purchase Price of more than $1,000,000, on account of Material Losses Seller shall have the right to terminate this Agreement, the Deposit shall be returned to Purchaser and thereafter neither party shall have any obligation to the other except with respect to those provisions expressly stated to survive the termination of this Agreement and except that Seller shall reimburse Purchaser for a portion of its expenses actually incurred in connection with this transaction up to a maximum amount of $25,000. In the event that there is a dispute at Closing as to whether a Material Loss has occurred, the Closing shall occur without adjustment regarding same, provided, however, that a portion of the Purchase Price equal to the disputed amount (but in no event more than $1,000,000) shall be held in escrow by the Escrow Agent pending resolution of the dispute and in the event that a Material Loss shall be determined post-closing to have occurred, the amount held in escrow shall be disbursed to Purchaser in accordance with Section 10.26 of this Agreement to the extent of the Material Loss as finally determined and the balance, if any, shall be returned to Seller. Notwithstanding the foregoing, if the amount of the credit claimed by Purchaser on account of Material Losses exceeds $1,000,000 and there is a dispute at Closing as to the amount of such Material Losses, Purchaser may elect either (x) to terminate this Agreement and receive a return of the Deposit or (ii) require Seller to escrow $1,000,000 as provided above pending resolution of the dispute in which case Purchaser shall not be entitled to a recovery or credit in excess of $1,000,000 with respect to such disputed Material Losses claim for which an escrow is created at Closing under the immediately preceding sentence.

          (ii) the Seller shall have performed all material obligations and agreements undertaken by it herein to be performed (including, without limitation Section 11 of this Agreement) and shall have delivered all documentation required to be delivered by Seller hereunder at or prior to the Closing Date;

          (iii) the Title Insurer shall be ready, willing and able to insure title subject only to the Permitted Encumbrances.

          (iv) the aggregate amount of claims under Material Property Litigations shall be less than the Material Litigation Threshold. If, on the Closing Date, there are Material Property Litigations which involve claims that exceed the Material Litigation Threshold, Purchaser shall have the right to terminate this Agreement and receive the return of the Deposit.

          (v) The aggregate amount of any Material Adverse Changes shall be less than the MAC Threshold. If, on the Closing Date, Material Adverse Changes shall have occurred which exceed the MAC Threshold, Purchaser shall have the right to terminate this Agreement and receive the return of the Deposit.

Except as expressly set forth herein to the contrary, in the event that any of the conditions to Purchaser's obligations to close title under this Agreement are not satisfied on the Closing Date, Purchaser may (but shall have no obligation to), in its sole discretion, adjourn the Closing for a period not to exceed two (2) months, during which period Seller will use commercially reasonable efforts to satisfy such conditions precedent, or terminate this Agreement in which case Purchaser may recover the Deposit and this Agreement shall be of no further force and effect except with respect to those provisions expressly stated to survive the termination of this Agreement.

     (b) The Seller's obligations to close title under this Agreement on the Closing Date shall be subject to the satisfaction of the following conditions precedent on the Closing Date:

          (i) all of Purchaser's representations and warranties made in this Agreement shall be true and correct in all material respects as of the Closing Date as if they were made on that date; and

          (ii) Purchaser shall have performed all material obligations and agreements undertaken by it herein to be performed at or prior to the Closing Date.

                             SECTION 17: CLOSING

     Section 17.01. The closing of title to the Property (the "CLOSING") shall take place at the offices of Brown & Wood LLP, One World Trade Center, New York, New York at 10:00 a.m. EDT on September 27, 1999 (time being of the essence).

                             SECTION 18: EXPENSES

     Section 18.01. Each party will bear its own legal expenses in connection with this transaction. Purchaser shall pay the cost of any title insurance policies and any transfer taxes, documentary stamp taxes and other recording fees due in connection with the Properties, except Seller shall pay up to a maximum amount of $400,000 on account of the Florida documentary stamp taxes and Purchaser's owner's title insurance premiums (not including premiums for endorsements) for the Florida Properties. Seller agrees that Purchaser shall have the right to allocate the Purchase Price among the Properties in its sole and absolute discretion. Except as otherwise expressly set forth herein, Purchaser shall pay all other Purchaser costs and Purchaser expenses of preparing for and concluding this transaction, including the cost of surveys, engineering reports and environmental obtained by Purchaser and Purchaser's legal use opinions, if any, and the like.

                              SECTION 19: NOTICES

     Section 19.01. All notices, requests and demands to be made hereunder to the parties hereto shall be in writing (at the addresses set forth below) and shall be given by any of the following means: (a) personal delivery (including, without limitation, overnight delivery, courier or messenger services); (b) telecopying (if electronically confirmed in writing,) or (c) registered or certified, first-class United States mail, postage prepaid, return receipt requested. Notice by a party's counsel shall be deemed to be notice by such party. All notices to the Seller shall be sent to the address set forth below. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice, demand or request sent
(x) pursuant to subsection (a) shall be deemed received upon such personal delivery, (y) pursuant to subsection (b) shall be deemed received on the day it is dispatched by telecopier and (z) pursuant to subsection (c) shall be deemed received upon delivery or the date on which delivery was refused.

         If to Purchaser:

                       Praedium Performance Fund IV, L.P.
                       11 Madison Avenue
                       New York, New York
                       Attention: Seth Lieberman
                       Telecopy: (212) 325-8258

         With copies to:
                       Sidley & Austin
                       875 Third Avenue
                       New York, N.Y. 10022
                       Attention:  Alan S. Weil, Esq.
                       Telecopy:  (212) 906-2021

         To Seller:    c/o Metropolitan Partners, LLC
                       225 Broadhollow Road
                       Melville, NY 11747-0983
                       Attention: Jason Barnett
                       Telecopy: (516) 622-6760

         With copies to:
                       c/o Metropolitan Partners LLC
                       10 E. 50th Street, 17th Floor
                       New York, New York
                       Attention: Ms. Diane Conniff
                       Telecopy: (212) 715-6535


         With copies to:
                       Brown & Wood LLP
                       One World Trade Center
                       New York, NY 10048-0557
                       Attention:  William H. Boericke, Esq.
                       Telecopy: (212) 839-5599

                              SECTION 20: DEFAULT

     Section 20.01. Purchaser's Default. If Purchaser shall be in default, hereunder and fail to close the transaction contemplated hereunder, provided Purchaser has not exercised any of its rights to terminate this Agreement, then the Seller shall have the right, if and only if Seller is ready, willing and able to convey title to the Properties in accordance with the terms of this Agreement, to treat this Agreement as having been breached by Purchaser and the Seller's sole remedy on account of such breach shall be the right to terminate this Agreement by written notice to Purchaser or Purchaser's attorney. Upon such termination (a) Purchaser shall forfeit all rights and claims with respect to the Property pursuant to this Agreement and to the Deposit; and (b) Escrow Agent shall remit the Deposit to the Seller. The Seller and Purchaser hereby agree that payment of the Deposit to the Seller shall be deemed to be fair and adequate, but not excessive, liquidated damages based upon the following considerations which the Seller and Purchaser agree would constitute damages to the Seller for any default by Purchaser but which are impossible to quantify, to wit: (i) the removal of the Properties from the real estate market together with the uncertainty of obtaining a new purchaser at the same or greater purchase price; (ii) the expenses incurred by the Seller, including (but not by way of limitation) attorneys' fees, taxes, mortgage interest, and other items incidental to the maintenance of the Properties until they are eventually sold; and (iii) all other expenses incurred by the Seller as a result of Purchaser's default.

In the event of such termination, Purchaser shall immediately return all due diligence material, reports and studies delivered to Purchaser by the Seller and this Agreement shall be of no further force and effect except for those provisions expressly stated to survive termination of this Agreement.

     Section 20.02. The Seller's Default. Except as expressly set forth in Sections 16.01 and 10.26 hereof, in the event that the Seller is in default by reason of a material breach of the Seller's representations, covenants or warranties and the same cannot be cured within thirty (30) days without harm to Purchaser, subject to the immediately succeeding sentence Purchaser's sole remedy shall be to demand the immediate return of the Deposit with interest thereon and the cancellation of this Agreement. Except as expressly set forth in Sections 16.01 and 10.26 hereof, in the event the Seller is in default by reason of (a) Seller's failure to deliver title in accordance with the terms of this Agreement for more than ten (10) calendar days after receipt of written notice thereof has been given to the Seller or Seller's failure to satisfy any of the conditions precedent set forth in Section 16.01 hereof (subject to any adjournments expressly provided for in this Agreement) or (b) Seller's intentional or unintentional breach of Seller's covenants, representations, or warranties, Purchaser's remedies shall include the right to (x) immediate return of the Deposit and the cancellation of this Agreement and reimbursement by Seller of all of Purchaser's out-of-pocket due diligence expenses actually incurred or (y) an action to specifically enforce this Agreement, provided, however, that Purchaser may bring an action to specifically enforce this Agreement only with respect to all of the Properties, it being understood that Purchaser may not and shall not be required under any circumstances acquire less than all of the Properties pursuant to this Agreement. The preceding sentence shall not be deemed to limit Purchaser's right to seek recovery up to the Maximum Reimbursement Obligation pursuant to Section 10.26 of this Agreement. Except as otherwise provided herein, Purchaser shall have no other rights or remedies against the Seller on account of a default. Except as expressly set forth herein to the contrary, the provisions of this Section 20.02 shall survive the Closing or earlier termination of this Agreement.

                            SECTION 21: ASSIGNMENT

     Section 21.01. This Agreement and Purchaser's rights hereunder may not be assigned by Purchaser without the prior written consent of the Seller except that Purchaser may designate, no later than five (5) days prior to Closing, wholly owned subsidiaries or Affiliates as the entities to take title to the Properties but such designation shall not relieve Purchaser with respect to any liability which may survive (but, jointly and severally with its assignees) the Closing or termination of this Agreement in accordance with the terms hereof. To the extent that Purchaser assigns it rights in accordance with this Section 21.01, Seller's post-closing obligations and Purchaser's rights shall run to the benefit of such assignee(s).

                             SECTION 22: INDEMNITY

     Section 22.01. Seller shall indemnify and hold Purchaser harmless from any loss, cost or damage suffered by Purchaser on account of or in connection with any of the litigations set forth on Schedule 13 attached hereto, which obligation shall survive Closing.

                           SECTION 23: COUNTERPARTS

     Section 23.01. This Agreement may be executed in counterparts. The signatures of the parties who sign different counterparts of this Agreement or any of the instruments executed to effectuate the purposes of this Agreement shall have the same effect as if those parties had signed the same counterparts of this Agreement or of any such instrument.

                      SECTION 24: INTENTIONALLY DELETED

                          SECTION 25: MISCELLANEOUS

     Section 25.01. Subject to Section 21 hereof, this Agreement shall be binding upon and shall inure to the benefit of the Seller and Purchaser and their respective successors and assigns.

     Section 25.02. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

     Section 25.03. The headings of the several Sections contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision thereof.

     Section 25.04. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair any other provision of this Agreement.

     Section 25.05. This Agreement contains the entire agreement between the Seller and Purchaser, and any and all prior understandings and dealings heretofore had are merged herein and any agreement hereafter made shall be ineffective to change, modify or discharge this Agreement in whole or in part unless such agreement hereafter made is in writing and signed by the Seller and Purchaser.

     Section 25.06. Purchaser shall have no right to record this Agreement or a memorandum hereof. If Purchaser shall so record this Agreement or a memorandum, Purchaser shall be in default of the terms and conditions of this Agreement.

     Section 25.07. All judicial actions, suits or proceedings brought against either party with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such proceedings may be brought in any trial or appellate state or federal court of competent jurisdiction in the City of New York. By execution and delivery of this Agreement, each party hereto accepts, generally and unconditionally, the non-exclusive jurisdiction of such courts and irrevocably waives, and agrees not to plead or claim, any objection that it may ever have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court. Each party hereby irrevocably waives trial by jury and any objections to jurisdiction or venue, including without limitation any objection to the laying of venue or based on the ground of forum non conveniens, which it may now or in the future have to the bringing of any such action or proceeding in any such jurisdiction.

                           SECTION 26: ESCROW AGENT

     Section 26.01. The Seller and Purchaser hereby designate Commonwealth Land Title Insurance Company as "ESCROW AGENT" to receive and hold the Deposit delivered herewith by Purchaser in accordance with Section 3 hereof, and Escrow Agent agrees to act as such Escrow Agent subject to the provisions of this Section 26.

     Section 26.02. The Deposit shall be deposited in an interest bearing account at any federally insured banking institution. From and after the date of a default by either party, all interest on the Deposit or the remaining portion thereof shall be paid to the non-defaulting party.

     Section 26.03. On receipt by Escrow Agent of a statement executed by the Seller and Purchaser that title to the Property has closed under this Agreement, Escrow Agent shall promptly deliver such Deposit to Purchaser together with any interest accrued thereon and the Deposit plus interest shall be credited against the Purchase Price.

     Section 26.04. On receipt by Escrow Agent of a statement executed by Purchaser prior to, on or after the Closing Date that title to the Properties has not closed under this Agreement because of a default by any Seller under this Agreement or because of any Seller's inability to convey title to the Properties in accordance with the provisions of this Agreement or because any contingency contained in this Agreement has not been satisfied or waived, Escrow Agent shall, within five (5) Business Days, deliver a copy of said statement to the Seller and return such Deposit to Purchaser on the fifth
(5th) Business Day after receipt by the Seller of said statement unless Escrow Agent, prior to such return, receives from the Seller a statement contesting the accuracy of Purchaser's statement and demanding retention of said Deposit by Escrow Agent.

     Section 26.05. On receipt by Escrow Agent of a statement executed by the Seller prior to, on or after the Closing Date that title to the Property has not closed under this Agreement because of a default by Purchaser under this Agreement, Escrow Agent shall within five (5) Business Days deliver said statement to Purchaser and deliver such Deposit to the Seller on the fifth
(5th) Business Day after receipt by Purchaser of such statement unless Escrow Agent, prior to such delivery, receives from Purchaser a statement contesting the accuracy of the Seller's statement and demanding retention of said Deposit by Escrow Agent.

     Section 26.06. On receipt by Escrow Agent of a statement from the Seller or Purchaser, as the case may be, under subparagraph 26.04 or 26.05 above, Escrow Agent shall retain the Deposit and thereafter deliver the same to either the Seller or Purchaser as the Seller or Purchaser may direct by a statement executed by them both, provided if there is any dispute with respect to the Deposit, Escrow Agent may immediately and with notice to the Seller and Purchaser, surrender said Deposit to a court of competent jurisdiction for such disposition as may be directed by such court.

     Section 26.07. Upon delivery of the Deposit to either Seller, Purchaser or a court of competent jurisdiction under and pursuant to the provisions of this Section, Escrow Agent shall be relieved of all liability, responsibility or obligation with respect to or arising out of the Deposit and any and all of its obligations arising therefrom.

     Section 26.08. The Escrow Agent shall not be liable for any error of judgment or for any act done or omitted by it in good faith or for anything which it may in good faith do or refrain from doing in connection herewith or for any negligence other than its gross negligence, nor shall the Escrow Agent be answerable for the misconduct (except for willful misconduct) of its agents, attorneys or employees if they be selected with reasonable care. The Escrow Agent is authorized to act upon any document believed by it to be genuine and to be signed by the proper party or parties and will incur no liability in so acting.

     Section 26.09. Seller and Purchaser acknowledge that Escrow Agent is acting solely as a stakeholder. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against any cost, expenses, claims or liabilities arising in connection with its performance hereunder as Escrow Agent, except to the extent caused by Escrow Agent's gross negligence or willful misconduct. Section 26.10. The Escrow Agent has executed this Agreement for the sole purpose of agreeing to act as such in accordance with the terms of this Agreement.

                   SECTION 27: CONFIDENTIALITY/PUBLICATION

     Section 27.01. Except as may be required by law or as may be necessary to effectuate the contemplated transaction or except as set forth below, both the Seller and Purchaser, individually and on behalf of their representatives, agree that during the Contract Period they and their respective representatives shall hold both the terms and conditions of this Agreement and its existence as confidential information and will not except as required by law or subpoena, disclose such terms, conditions or existence or the fact that the negotiations are taking place, to any third party without the other's consent. To the extent that either party desires to make any public relations releases (other than required government and SEC filings) during the Contract Period, the other party's written consent shall be required, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary herein set forth, in the event of a breach by either party under this
Section 27, the other party shall be entitled to seek such remedies as may be available in equity or at law including, without limitation, damages. This Section shall survive for one (1) year after the termination of this Agreement in the event that the Closing does not occur. This Section shall constitute a binding and enforceable agreement under applicable law.


IN WITNESS WHEREOF, the Seller and Purchaser have executed this Agreement as of the day and year first above written.

                                     SELLER

                                     EAST BROADWAY 5151 LIMITED
                                     PARTNERSHIP

                                     By:  East Broadway 5151 Limited
                                          Partnership, its general partner


                                          By: Metropolitan Operating
                                              Partnership, L.P.,
                                              its general partner

                                              By: Metropolitan Partners, LLC,
                                                  its general partner

                                                  By:  /s/ Scott Rechler
                                                       ------------------------
                                                       Name:
                                                       Title:



                                      METROPOLITAN OPERATING PARTNERSHIP


                                      By:  Metropolitan Partners, LLC, its
                                           general partner


                                           By: Metropolitan Partners, LLC


                                               By:  /s/ Scott Rechler
                                                    ------------------------
                                                    Name:
                                                    Title:



                                       5750 ASSOCIATES LIMITED PARTNERSHIP


                                       By:  5750 Associates Limited
                                            Partnership, its general
                                            partner


                                            By:  Metropolitan Operating
                                                 Partnership, L.P. its general
                                                 partner

                                                 By: Metropolitan Partners,
                                                     LLC, its general partner


                                                     By:  /s/ Scott Rechler
                                                          --------------------
                                                          Name:
                                                          Title:


                                         MAITLAND ASSOCIATES, LTD.

                                         By: Metropolitan Operating
                                             Partnership, L.P., its general
                                             partner


                                             By: Metropolitan Partners, LLC,
                                                 its general partner


                                                  By:  /s/ Scott Rechler
                                                       ------------------------
                                                       Name:
                                                       Title:



                                         MAITLAND WEST ASSOCIATES LIMITED
                                         PARTNERSHIP

                                         By: Metropolitan Operating
                                             Partnership, L.P., its general
                                             partner


                                             By: Metropolitan Partners, LLC,
                                                 its general partner


                                                  By:  /s/Scott Recchler
                                                       ------------------------
                                                       Name:
                                                       Title:



                                         PURCHASER:

                                         PRAEDIUM PERFORMANCE FUND IV, L.P.

                                         By: Praedium Performance Partners LLC,
                                         its general partner


                                         By:  /s/ Seth Lieberman
                                              ------------------------
                                              Name:
                                              Title:


                                         ESCROW AGENT

                                         COMMONWEALTH LAND TITLE INSURANCE
                                         COMPANY


                                         By: /s/ William N. Deatly
                                             ------------------------------
                                             Name:
                                             Title:


                                   SCHEDULE 1

                            List of Personal Property



                                   SCHEDULE 2


                              Brokerage Agreements



                                   SCHEDULE 13


                                   Litigation



                       Exhibit A: Description of the Land



                                   Exhibit B:

                                      DEED



When recorded, return to:
_____________________________
_____________________________
_____________________________
_____________________________

_____________________________________________________________________________
                   (Space above this line for Recorder's use)

                              SPECIAL WARRANTY DEED

     For the consideration of Ten Dollars and other valuable consideration, the receipt and sufficiency of which are acknowledged, ______________________________, a ______________ limited partnership
("Grantor"), conveys to _____________________, a ______________ [limited liability company], the following described real property situated in ___________________________, together with all buildings, structures, improvements and fixtures thereon and all rights and privileges appurtenant thereto:

                  See the legal description set forth in Exhibit "A" attached and incorporated by this reference (the "Property").

SUBJECT TO only those matters set forth in Exhibit "B" attached and incorporated by this reference.

                  Grantor binds itself and its successors to warrant and defend the title to the Property against all acts of Grantor and no other, subject to only the matters set forth above.

                  Dated this _____ day of ______________, 1999.

                  Grantor: ___________________________

                           By _________________________, its general partner

                              By____________________________________________
                                Name:
                                Title:

STATE OF_______________ )
                        ) ss.
County of ______________)

         The foregoing instrument was acknowledged before me this ____ day of June, 1999, by as of _________________________________________, on behalf of the partnership.

                                  ________________________________
                                  Notary Public

My Commission Expires:


_______________________

                                    Exhibit C

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


     THIS ASSIGNMENT (this "Assignment"), dated this ____ day of _________, 199_, is made by and among _________________________ (the "Assignor") and
_______ ___________________________ (the "Assignee").

     WHEREAS, Assignee has this day purchased Assignor's interest in the real property legally described on the attached Exhibit A (the "Property"); and

     WHEREAS, the execution and delivery of this Assignment is a condition precedent to the purchase by the Assignee of the Property;

     NOW, THEREFORE, in consideration of the purchase and sale of the Property, and for other good and valuable consideration, Assignor agrees as follows (unless otherwise defined, all capitalized terms shall have the meanings set forth in the Purchase and Sale Agreement dated as of _______________, 199_ between Assignor and Assignee (the "Purchase and Sale Agreement"));

     1. Assignor hereby grants, transfers and assigns to Assignee and Assignee accepts from Assignor, without representation, warranty or covenant, all the right, title and interest of Assignor in and to the following (the "Assigned Assets"):

     (a) the fixtures, machinery, equipment, and other items of personal property and fixtures owned by the Assignor and located in or attached to the Property, including, but not limited to the items set forth on Schedule 1 to the Purchaser and Sale Agreement, and all warranties and guarantees, to the extent in Assignor's possession or control, relating to the foregoing or the Property or any portion thereof, and used in connection with the ownership or operation of the Property;

     (b) all leases, notices and other agreements with respect to the use and occupancy of the Property, together with all amendments and modifications thereto and any guaranties provided thereunder and rents, percentage rents, additional rents, including prepaid rents (to the extent attributable to the period following the date hereof) reimbursements, profits, income, receipts and the amounts required to be deposited under any such leases in the nature of security for the performance of any tenant's obligations thereunder;

     (c) the right to use any names by which any of the Property is commonly known and all goodwill, if any, related to said names;

     (d) all permits, licenses, approvals, and certificates relating to the Property and the foregoing personal property and all of the Assignor's right, title and interest in and to (i) those contracts (including, without limitation, management contracts) and agreements for the servicing, maintenance, repair or operation of the Property and (ii) the brokerage agreements listed on Schedule 2 to the Purchase and Sale Agreement relating to the Leases;

     (e) all books, records, promotional material, tenant data, past and current rent rolls, market studies, keys, plans and specifications (other than the general ledger account of the Assignor) used in connection with the use or operation of the Property or personal property herein described in each case to the extent in Assignor's possession or control; and

     (f) all other rights, privileges, and appurtenances, if any related to the ownership, use or operation of the Property or personal property herein described, including, without limitation, any real estate tax refunds relating to the Property allocable to the period following the date hereof. The foregoing are collectively referred to herein as the "Assigned Assets".

     The foregoing assignment is made without recourse, and on an "as-is, where-is, with all faults" basis, without any representation or warranty by Assignor except as may be expressly set forth in the Purchase and Sale Agreement.

     2. Assignor shall retain full responsibility for all the obligations under the Assigned Assets accruing prior to the date hereof and Assignor agrees to indemnify and hold Assignee harmless from any claims, liabilities or costs arising therefrom.

     3. Assignee agrees to assume full responsibility for all the obligations under the Leases accruing on or after the date hereof and Assignee agrees to indemnify and hold Assignor harmless from any claims, liabilities or costs arising therefrom.

     4. This instrument may be executed in counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument.

     5. This Assignment shall be governed by and construed in accordance with the laws of the State of New York. This Assignment shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

     IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first written above.

ASSIGNOR:                           ASSIGNEE:

_________________________           _________________________________

                                    By:  ____________________________


By:____________________________          By:  _______________________
   Name:                                      Name:
                                              Title:



                                    Exhibit D

                               FIRPTA CERTIFICATE

     Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by ("Seller"), Seller hereby certifies the following:

1. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.   Seller's U.S. employer identification number is (                 ) and
                                                      -----------------

3.   Seller's principal place of business is (_______________________________).

     Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

     Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.



                                    By: ________________________________


                                        By:_____________________________
                                           Name:
                                           Title:


Subscribed and sworn to
before me this ____ day of
___________, 199_.

____________________________
Notary Public



                                    Exhibit E
                            Arizona Contract Estoppel



                                    Exhibit F

                                Florida Estoppels



                                   Exhibit F-1

         Property                   Tenant                    Premises

1.  Maitland Forum             ITT                       Suites 140 and 240

2.  Maitland Forum             Honor Technology          Suites 105, 111, 113,
                                                         115, 180, 181, 225,
                                                         231, 235, 237 and
                                                         storage

3.  Maitland Forum             Apollo                    Suites 200 and 325

4.  Maitland Forum             Florida Power             Suites 306, 312 and
                                                         entire 14th Floor

5.  5750 Major Blvd.           Apollo                    Suite 300